Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q3 2019 Earnings Conference Call

Executives

Michael Weil – President & CEO

Katie Kurtz – CFO

Zachary Pomerantz – Senior Vice President, Asset Management

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for AFIN’s Third Quarter 2019 Earnings Call. The call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements or portfolio information provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements or portfolio information except as required by law. During today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which posted on our website at www.americanfinancetrust.com.

I will now turn the call over to our CEO, Mike Weil. Mike?

Mike Weil

Thanks Louisa. Good morning to our shareholders and other participants, and thank you for joining us. With me today on the call are Katie Kurtz, our Chief Financial Officer and Zach Pomerantz, Senior Vice President of Asset Management. I'll start with an overview of our third quarter results and highlight some of our recent accomplishments. Katie will provide additional financial details and Zach will discuss our portfolio and pipeline, and then we will take questions.

Before we get started, I'd like to welcome to the call the two analysts who picked up coverage of AFIN in the third quarter, Bryan Maher from B. Riley FBR and Barry Oxford from D.A. Davidson. We are pleased to have your coverage join Jeremy Metz and Frank Lee from Bank of Montreal.

We are pleased to report another strong quarter for the Company. From a real estate perspective, we had an extremely active quarter, closing on $179 million in primarily service retail acquisitions including a $143 million dialysis portfolio. These acquisitions increased annualized straight line rent by approximately $14 million which will start to be fully realized in the fourth quarter. Through lease-up of the multi-tenant portfolio, we increased portfolio occupancy this quarter by 180bps to 95.2%. In capital markets, we completed an $87 million preferred offering at a lower effective yield than the initial offering. Finally, for our shareholders, our common stock continues to trade near 52-week highs. Broadly, we continue to believe in the U.S. retail industry as economic indicators such as the University of Michigan Consumer Sentiment Index remain near 19 year highs.

As of September 30th, our portfolio consisted of 771 properties now located in 46 states and the District of Columbia. Portfolio occupancy grew to 95.2% on 18.2 million square feet of rentable space. Our leases include average annual escalators of 1.3% and have a weighted average remaining lease term of 8.9 years. We continue to focus on what we define as service retail properties which we believe are more resistant to competition from e-commerce. At the same time, we believe the market is recognizing that certain brick-and-mortar retail is perhaps more resilient than the earlier narrative would like to have us believe. As data from the U.S. Census Bureau illustrates, over the last 10 years, overall retail volume by sales has increased nearly 46% to over $5.3 trillion per year from $3.9 trillion. During this period, retail sales, excluding e-commerce, have increased by 30%, meaning e-commerce has helped grow the overall retail pie. The growth of e-commerce has not come exclusively at the expense of traditional retail but has opened up a new market to reach far more customers. In our view, Amazon is the 21st century equivalent of Sears Roebuck & Co, where pioneering a novel method of connecting with customers not only results in growth for your company, but indeed reforms and revitalizes a gigantic sector of the economy. Further, it is no longer accurate to isolate retail into e-commerce sales and sales from physical locations. The retail landscape today is not limited to binary “online” and “offline” sales. We believe that the real revolution is the rise of omni-channel retail which seeks to leverage technology and the connectivity of today’s consumer to provide a retail experience that seamlessly bridges the gap from website or app to fulfillment, local stores and customer service centers.

One of our core strengths is sourcing and diligently closing acquisitions that are accretive to our portfolio by a multitude of measures. During the quarter we closed on 69 acquisitions for a total of $179 million, led by a portfolio of 50 dialysis properties. The dialysis portfolio was acquired for $143 million at a 7.7% weighted average cap rate, immediately adding $10 million of annualized cash rent and over $11 million of annualized straight-line rent including 1.3% average annual rent escalators. 42 of the dialysis properties, representing 88% of the annualized straight line rent, are guaranteed by DaVita or Fresenius, both of which are industry leading publicly traded companies with a combined market cap of over $30 billion. Our relationships within the marketplace as well as our ability to close swiftly and with certainty allowed us to achieve a 100+ bps discount to recent comparable deals in the market, per Jones Lang LaSalle research. We have a forward pipeline of approximately $58 million that we anticipate closing before year end. Altogether this brings our total closed plus pipeline acquisitions for the year to $419 million at a cash cap rate of 7.2% and a weighted average cap rate of 7.9%.

An important element in AFIN's strategy is an ongoing program of strategic dispositions. As we have discussed on prior calls, we've continually been able to sell SunTrust properties at cap rates that are roughly 200bps lower than the cap rates we are paying for assets with similar credit and lease durations. Identifying opportunities to capture a spread, like with the aforementioned SunTrust properties, is a valuable component of our portfolio management strategy. We are pleased that in the third quarter we completed the sale of two SunTrust properties for $7 million, resulting in net proceeds of $3 million. Subsequent to quarter end and through October 15, 2019, we have sold three properties for $10.8 million and we are also under contract or LOI to sell four more occupied SunTrust properties by the end of the year for approximately $10.9 million at a 5.7% weighted average cash cap rate.

Our 738 property single-tenant portfolio, which makes up about two thirds of our annualized straight-line rent, has no lease expirations for the remainder of this year or next, with approximately 4% expiring through 2022 and less than 10% expiring through 2025. Occupancy across the single-tenant portfolio increased to 99.3% with 1.3% average annual rent escalators. Further, we are confident in the credit quality of our leases. 82% of our top 10 tenants, portfolio-wide, and 75% of our single-tenant portfolio are leased to investment grade or implied investment grade tenants. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants.

The 69 properties acquired during the quarter added approximately $14 million to AFIN's annualized straight-line rent, but the full effect was not realized as the dialysis properties closed on the last day of the quarter. We expect to receive the full cash NOI benefit in Q4.

Our multi-tenant portfolio continues to meaningfully contribute to our service-retail focus as we lease space to experiential and e-commerce defensive tenants. This was a particularly great quarter for leasing, as occupancy rose from 85.1% to 89.1%. Approximately 1.6% of the increase was through new long term leases, while the other 2.4% came through seasonal leasing activity that we expect to be in place for parts of the third and fourth quarter. Our 33 property, 7.2 million square foot multi-tenant portfolio currently has an executed occupancy of 90.2% with a 1.3% average annual rent escalator, and a weighted-average remaining lease term of 4.9 years. Across the multi-tenant portfolio, with almost $89 million in annual straight line rent, approximately 7% of leases expire within the next two years and only 4% of leases expire in 2022. Our asset management team remains focused on renewing our minimal upcoming lease maturities and has found sustained success in their efforts, as Zach will further discuss.

From an execution standpoint, in addition to acquisitions and dispositions, the third quarter was also successful in the capital markets and financing departments. We completed an add-on offering of our Series A Preferred stock, raising $87 million at a lower effective yield than the initial offering. Demand for this offering exceeded our expectations with the book being oversubscribed. Total liquidity at the end of the quarter was $255 million which is available to fund our current pipeline and future acquisitions.

With that, Katie, will you take us through the financial results?

Katie Kurtz

Thanks Mike. We ended the third quarter with net debt of $1.6 billion at a weighted-average interest rate of 4.5%. The components of our net debt include $318 million drawn on the credit facility, $1.3 billion of secured mortgage debt and cash and cash equivalents of $76.8 million. Liquidity, which we measure as undrawn availability under our credit facility plus cash and cash equivalents, stood at $255.4 million at September 30, 2019.

As Mike touched on, we raised gross proceeds of $87 million in our add-on offering of our Series A Preferred stock in September and another $23.8 million of gross proceeds in our Series A Preferred ATM program throughout the quarter. This results in a cumulative gross raise of $31.6 million through the Series A Preferred ATM program since its inception earlier this year. In addition, we activated our common ATM program in the third quarter, raising gross proceeds of $6.1 million.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 39.5%, compared to 39.4% at June 30, 2019 and our net debt to annualized Adjusted EBITDA was 7.8x at September 30, 2019, down from 7.9x at June 30th.

We reported our third quarter revenue of $72.9 million as compared to $74.9 million for third quarter 2018. Our FFO attributable to common stockholders was $25.0 million for the third quarter 2019, as compared to $7.9 million in the third quarter 2018. Keep in mind that certain one-time items from our listing on the NASDAQ in July 2018 affected the third quarter 2018 FFO. Please see our September 30, 2018 10Q for more details. AFFO attributable to common stockholders was $23.4 million or $0.22 per share for the third quarter 2019 as compared to $24.9 million or $0.24 per share in the third quarter 2018. Year to date, AFFO is higher in 2019 than at the same point in 2018 and, as Mike mentioned, we expect the fourth quarter to benefit from the full impact of the real estate acquisitions that occurred at the end of the third quarter. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which are posted on our website at www.americanfinancetrust.com.

We declared common dividends of $29.2 million during the third quarter of 2019.

I'll pass it over to Zach to discuss our real estate acquisitions, dispositions and leasing activity in greater detail.

Zach Pomerantz

Thanks, Katie. As mentioned earlier, we acquired $179 million of primarily service retail properties during the quarter. The 69 properties we acquired have a weighted average remaining lease term of 9.8 years and total about 587,000 rentable square feet. These properties were acquired at an attractive weighted average cash cap rate of 7.2% and a weighted-average cap rate of 7.7%.

In addition to the dialysis portfolio Mike discussed earlier, we also acquired three car washes that are leased to Mr. Car Wash, an implied Ba1 credit with 20-year lease terms, as well as 13 properties leased to Dollar General, and two one-off properties leased to Caliber Collision and Checkers.

Our multi-tenant occupancy stands at 89.1% at the end of the quarter. This is a significant improvement over last quarter, where occupancy was 85.1% and over the same quarter in 2018, where occupancy in the multi-tenant portfolio was 86.7%. This 390 basis point increase in the multi-tenant occupancy increased AFIN's overall occupancy to 95.2% from 93.4% last quarter.

Approximately 1.6% of the increased multi-tenant occupancy came from new leases signed with long-term tenants at 7 different multi-tenant properties. The other 2.4% increase came from short term seasonal tenants that are expected to be in place during parts of the third and fourth quarters. In addition to these, we have another approximately 82,000 square feet of leases that have been executed but not delivered as of the end of the third quarter.

During the quarter we were able to bring in and sign up two new anchor tenants on executed LOI's at San Pedro Crossing in San Antonio. The two tenants are well respected brands and are expected to bring in over $900,000 of annual base rent to the property and occupy approximately 70,000 square feet for at least 10 years.

At San Pedro Crossing, like we discussed in prior quarters when we signed significant anchor tenant leases at other properties such as Prairie Town Center, the negotiation of long duration leases with quality tenants frequently includes the payment by AFIN of certain costs related to building out space to meet a new tenant's needs. These tenant improvements have an impact on our total capital expenditure but are made in the pursuit of enhancing revenue. As many of you have requested, we wanted to provide you with some detail on the operation of our portfolio capital expenses. Year to date, of $9.2 million in total capex, we consider $5.3 million or 57% of expenditures to be revenue enhancing. Non-revenue enhancing capex, or maintenance, is $3.9 million year to date. As a percentage of cash NOI, maintenance is 2% of AFIN's total portfolio cash NOI. Additional details can be found in the MD&A section of our 10-Q for this quarter.

Our forward-looking acquisition pipeline, as of October 15, consists primarily of service retail properties including locations leased to IMTAA, an operator of gas and convenience stores, DaVita, and Mister Car Wash, as well as traditional retail leased to Dollar General. We also have 26 Advance Auto properties in our pipeline for about $28 million. The total purchase price for the pipeline, assuming we complete all of them, is approximately $58 million with a weighted average cash cap rate of 7.2%, a weighted average cap rate of 7.4% and a weighted average remaining lease term of 12.0 years. For the year we have 213 properties either closed or in the pipeline at a cash cap rate of 7.2%, a weighted average cap rate of 7.9% and a weighted average remaining lease term of 12.7 years. We are excited about the opportunities we are currently seeing in the market and look forward to expanding our portfolio.

Mike, I’ll turn it back to you.

Mike Weil

Thanks, Zach.

Before we take questions, I want to take a minute to discuss what we think of as quality of earnings, which we think is a real differentiator between us and some of our peers. We believe that the strength of our leases, which are overwhelmingly triple net, long in duration and inclusive of contractual rent increases, combined with the strong credit quality of the tenants is unique in the net lease REIT space. For example, our top 10 tenants make up 41% of our annualized straight line rent and occupy almost 6.6 million square feet of our portfolio. Of the top 10 tenants, 82% are either actual or implied investment grade credits. 66% of these tenants are service retail businesses, and the leases have an average remaining lease term of 11.5 years and include 1.5% average annual rent increases. We believe that these facts differentiate AFIN from our peer group. We continued the execution of our unique strategy with our activity in the third quarter. Our successful $87 million preferred add-on provided us with an opportunity to swiftly close on the $143 million dialysis transaction on the last day of the quarter, which will reflect in our performance going forward. We've increased our annualized straight line rent and occupancy without meaningfully increasing our debt. We look forward to continuing to execute on our strategy in the final quarter of 2019.

With that, let's open up the line for questions.

Question-and-Answer Session